Exhibit 10.10
INDEPENDENT CONTRACTOR’S AGREEMENT
This Agreement is entered into as of September 1, 2005, by and between Lifeline Therapeutics, Inc. (hereinafter “CLIENT”) and ROBERT SGARLATA ASSOCIATES, INC. (“Consultant”).
I. Purpose
CLIENT desires to retain Consultant and Consultant desires to provide ideas, suggestions, advice and services as set forth in Schedule A (the “Services”) attached hereto and made a part hereof.
In consideration of such services Consultant and CLIENT hereby agree as follows:
II. Definition of Consultant
Consultant shall be an Independent Contractor. Consultant agrees that:
A.	It is not an employee of CLIENT and it will be solely liable for all social security, unemployment and other taxes, whether state or federal;

B.	It will not receive any insurance or employee benefits of any kind;
III. Term & Termination
The term of this Agreement shall be a period of one year, commencing September 1, 2005 and terminating August 31, 2006, subject, however, to prior termination as hereinafter provided. At the expiration date of July 30, 2006, this Areement shall be considered renewed for regular periods of (1) year, provided neither party submits a notice of termination no later than thirty (30) days prior to the original or subsequent expiration dates.
Consultant retains the right to terminate this agreement immediately if (1) the Client is engaged in or asks the Consultant to engage in or to ignore any illegal or unethical activity, or (2) the Consultant dies or becomes disabled. Similarly, CLIENT retains the right to terminate this agreement immediately if Consultant is engaged in or causes the Company to engage in or to ignore any illegal or unetethical activity.
In the event that either party commits a breach of this agreement, other than for reasons described in the above paragraph, and fails to cure the same within seven (7) days following delivery by the non-breaching party of written notice specifying the nature of the breach, the non-breaching party will have the right to terminate this agreement immediately effective upon written notice of such termination.
IV. Compensation
A. CLIENT shall pay Consultant for the services provided pursuant to the Purpose stated above the sum of $7,500 per month. During the term of this agreement the Company will also issue to the Consultant warrants to purchase 3,000 shares of common stock per month, or prorated for each fraction of a month, payable within five business days after the end of the month for which they apply, with the exercise price (and grant date) of each warrant equal to the ending trading price for the Company’s common stock for the last Wednesday in that month, or in the event that the last day of the month falls on a Wednesday, the exercise price (and grant date) will be seven days prior (i.e. the previous Wednesday).
Client shall pay and be responsible for Consultant’s reasonable expenses and promotional materials incurred in connection with performance of Services. Written, pre-approval for committing the Company to any individual expenses exceeding $500 is required. Original receipts and appropriate documentation are to be submitted for payment.
B. CLIENT shall pay consultant sales commissions on the net sales (net sales is defined as sales less trade allowances (spiffs, etc), discounts, deductions, returns and freight) for all retailers/accounts listed on Schedule B. In the case of compensation due to the Consultant, sales commissions shall be paid based on payments received from retailers/accounts by the CLIENT the prior month and with a mutually agreed reserve for returns and allowances withheld. Regardless of any amount withheld for returns and allowances, CLIENT and Consulant will reconcile the actual amounts due to the other with respect to returns and allowances.
C. All compensation and expenses due Consultant will be paid on the 15th day of the month following the month in which services are performed or expenses are incurred.
V. Proprietary Rights
A.	During the term of this Agreement, CLIENT may disclose to Consultant, or Consultant otherwise may obtain information and trade secrets relating to CLIENT, including but not limited to, past, present and future research, products, marketing, development and business activities (“Information”).

B.	Except as required by its duties under this Agreement, Consultant agrees that, until such time as the Information enters the public domain through no fault of Consultant, it will never, directly use, disseminate, disclose, lecture upon or publish articles concerning any of the Information disclosed to it by or on behalf of CLIENT without the prior consent of CLIENT, and further, will exercise reasonable precaution to safeguard the aforementioned Information.

C.	Upon expiration or termination of this Agreement and/or of Consultant’s performance hereunder, Consultant agrees to return to CLIENT at the CLIENT’S expense, all copies of Information, and all drawings, documents records, notebooks, disks, tapes, data residing or recorded in electronic media, and all other representations of Information, whether prepared by CLIENT, Consultant or others, except to the extent CLIENT requests otherwise in writing.

D.	Consultant will respect and abide by all obligations it may have arising under prior agreements or otherwise with respect to confidential, proprietary or trade secret information. Consultant certifies that it has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that will impair, impede or conflict with the performance of its duties.

F.	In the event CLIENT should not desire to copyright or patent any of said material and/or inventions but should desire to keep the same secret, Consultant agrees that it will do all in its power to assist CLIENT in keeping the same secret and will not disclose any such information except with the prior written consent of CLIENT.
VI. Non-compete
Consultant covenants, promises and agrees that, at no time during the term of this Agreement, or for a period of two (2) years immediately following the termination of this agreement, regardless of who initiated the termination, will Consultant, for itself or on behalf of any other person, firm, partnership, or corporation:
(1)make known to any person, firm, partnership, or corporation, either directly or indirectly the names and/or addresses of any such customers or clients of CLIENT or any information relating in any manner or way to CLIENT’s trade or business relationship with such customers or clients. All books, records and accounts relating to any matter relating to CLIENT’s customers, whether prepared by Consultant or otherwise, coming into Consultant’s possession, shall be the exclusive property of CLIENT, and shall be returned immediately to CLIENT on termination of this agreement or on CLIENT’s request made at any time.

(2)	divulge, disclose or communicate to any person, firm, partnership, or corporation in any manner whatsoever any information concerning any matters affecting or relating to the business of CLIENT, including, without limiting the generality of the foregoing, any of its customers, the prices it obtains or has obtained from the sale of, or at which it sells or has sold, its products or services, or any other information concerning the business of CLIENT, its manner of operation, its plans, processes or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important, the parties hereto stipulating that, as between them, the same are important, material and gravely affect the effective and successful conduct of the business of CLIENT and CLIENT’s good will, and that any breach of the terms of this paragraph shall be a material breach of this Agreement.

(3)	induce or attempt to induce any employee of CLIENT to quit employment with CLIENT or to become employed by or with any other person or entity.
Consultant covenants, promises and agrees that, at no time during the term of this Agreement, or for the period that the Consultant receives commissions, regardless of who initiated the termination, will Consultant, for itself or on behalf of any other person, firm, partnership, or corporation: perform, or agree to perform, any services that are similar to the Services for any third party that develops, manufactures, markets, sells, licenses, distributes, or provides products or services that are similar to the current products or current services developed, manufactured, marketed, sold, licensed, distributed, or provided by CLIENT.
Consultant further covenants and agrees that the restrictive covenant set forth in this paragraph is reasonable as to duration, terms, and geographical area and that the same protects the legitimate interest of CLIENT, imposes no undue hardship on Consultant, and is not injurious to the public. It is the desire and intent of the parties that the provisions of this paragraph be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of paragraph shall be adjudicated to be invalid or unenforceable, this paragraph shall be deemed amended to apply in the broadest allowable manner and to delete herefrom the portion adjudicated to be invalid or unenforceable, such amendment and deletion to apply only with respect to the operation of paragraph in the particular jurisdiction in which that adjudication is made.
VII. Local and International Laws
Consultant agrees that it will at all times comply with all applicable federal, state and local laws and regulations.
VIII. Review of Progress
Consultant agrees to review its progress either verbally or in writing, as requested by CLIENT from tune to time, and, upon request by CLIENT to inspect all work accomplished and/or in progress pursuant to this Agreement.
IX. Ownership
All work accomplished pursuant to this Agreement will be the sole and exclusive property of CLIENT; and in addition to the obligations imposed by Paragraph V. above, Consultant will deliver all such work to CLIENT at any time at the request of CLIENT and in any case prior to expiration or termination of this Agreement and/or Consultant’s performance hereunder.
X. Authority
From time to time, and as otherwise required by this Agreement, Consultant shall issue orders or cause orders to be issued by customers to CLIENT for the purchase of CLIENT’s products. No purchase orders negotiated by Consultant shall be final until reviewed and accepted by CLIENT. Consultant shall inform prospective buyers or customers that such purchase orders are subject to CLIENT’s review and acceptance. CLIENT MAKES NO WARRANTIES ON ITS PRODUCTS, WHETHER ORAL, IMPLIED, EXPRESS OR STATUTORY, WHETHER BY USAGE OF TRADE, INDUSTRY CUSTOM, OR OTHERWISE, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTUCULAR USE, OR NON-INFRINGEMENT EXCEPT AS OTHERWISE PROVIDED ON THE LABELS OF ITS PRODUCTS. CLIENT DOES NOT AUTHORIZE CONSULTANT TO ASSUME FOR CLIENT ANY OBLIGATIONS, WARRANTIES, OR OTHER LIABILITIES. WARRANTIES OR REPRESENTATIONS MADE BY CONSULTANT AND ITS AGENTS OR EMPLOYEES TO ITS CUSTOMERS WHICH EXCEED THOSE PROVIDED BY CLIENT SHALL BE THE SOLE RESPONSIBILITY OF CONSULTANT.
XI. Indemnification
Consultant agrees to indemnify and hold CLIENT harmless from any loss, claim, demand, liability and expense (including reasonable attorney and expert witness fees) arising out of or resulting from (i) any gross negligence or intentional misconduct of Consultant or to the extent it arises out of any negligent or unauthorized representations made by Consultant or its agents or employees concerning CLIENT’S products; or (ii) the failure of Consultant to keep, observe, or perform andy maerial, covenant, agreement, or provistion of this Agreement, including, but not limited to, any unauthorized warranty or representation made by Consultant.
XII. General Provisions
A.	The term “Agreement” includes any amendments, modifications or supplements herein. The terms, provisions and conditions of this Agreement may be modified, altered, amended, changed or supplemented only by a writing signed by Consultant and by an officer of CLIENT.

B.	This Agreement contains the entire agreement of the parties and supersedes all prior or contemporaneous agreements, discussions or representations, oral or written with respect to the subject matter hereof. Notwithstanding any provision to the contrary CLIENT is aware that Consultant is in the business of providing services to other companies engaged in similar or related industries as CLIENT which services are substantially similar to the Services set forth on Schedule A The performance of such services by consultant shall not be considered a violation of this Agreement.

C.	If any section, condition, provision or covenant of this Agreement is held to be invalid or unenforceable, either in itself or as to any particular party, the remainder of this Agreement will continue in force unless it would be inequitable and inconsistent with the purpose of the Agreement to continue to do so.

D.	This Agreement does not constitute either party as the agent, Consultant or representative of the other for any purpose whatsoever. Neither party is granted any express or implied right or authority by the other party to assume or create any obligation or responsibility on behalf of or in the name of the other party, or to bind the other party in any manner or thing whatsoever.

E.	The failure of either party at any time to require performance by the other party of any provision will not affect in any way the full right to require such performance at any time thereafter.

F.	The validity, interpretation, and performance of this Agreement will be controlled by and construed under the laws of Illinois, the state in which this Agreement is being executed.
EXECUTED as of the day and year first written above.
By:
Robert Sgarlata Associates Inc
CONSULTANT

/s/ R Sgarlata

Name

C.E.O.
Title

By: /s/ Brenda March
Lifeline Therapeutics, Inc.
CLIENT

Brenda March
Name

Interim CEO
Title